                                                                      EXHIBIT 12



                          CAPSTEAD MORTGAGE CORPORATION
                  COMPUTATION OF RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                          (IN THOUSANDS, EXCEPT RATIOS)
                                   (UNAUDITED)





(a) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (including CMO debt):


                                 SIX MONTHS                          YEAR ENDED DECEMBER 31
                                    ENDED        ------------------------------------------------------------------
                                JUNE 30, 2000       1999          1998          1997           1996         1995
                                -------------    ---------     ---------      ---------     ---------     ---------
Fixed charges                     $ 266,165      $ 502,933     $ 673,233      $ 633,845     $ 598,312     $ 584,137
Preferred stock dividends            11,995         22,556        22,342         25,457        36,356        39,334
                                  ---------      ---------     ---------      ---------     ---------     ---------
Combined fixed charges and
  preferred stock dividends         278,160        525,489       695,575        659,302       634,668       623,471
Net income (loss)                   (72,582)        57,909      (234,764)       159,926       127,228        77,359
                                  ---------      ---------     ---------      ---------     ---------     ---------
    Total                         $ 205,578      $ 583,398     $ 460,811      $ 819,228     $ 761,896     $ 700,830
                                  =========      =========     =========      =========     =========     =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    0.74:1         1.11:1        0.66:1         1.24:1        1.20:1        1.12:1
                                  =========      =========     =========      =========     =========     =========



(b) Computation of ratio of earnings to combined fixed charges and preferred stock dividends (excluding CMO debt):

                                 SIX MONTHS                          YEAR ENDED DECEMBER 31
                                    ENDED        ------------------------------------------------------------------
                                JUNE 30, 2000       1999          1998          1997          1996          1995
                                -------------    ---------     ---------      ---------     --------      ---------
Fixed charges                     $ 146,208      $ 232,852     $ 332,985      $ 352,348     $ 283,974     $ 223,751
Preferred stock dividends            11,995         22,556        22,342         25,457        36,356        39,334
                                  ---------      ---------     ---------      ---------     ---------     ---------
Combined fixed charges and
  preferred stock dividends         158,203        255,408       355,327        377,805       320,330       263,085
Net income (loss)                   (72,582)        57,909      (234,764)       159,926       127,228        77,359
                                  ---------      ---------     ---------      ---------     ---------     ---------
    Total                         $  85,621      $ 313,317     $ 120,563      $ 537,731     $ 447,558     $ 340,444
                                  =========      =========     =========      =========     =========     =========
Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                    0.54:1         1.23:1        0.34:1         1.42:1        1.40:1        1.29:1
                                  =========      =========     =========      =========     =========     =========